Exhibit 99 (a)

For Release: 6:30 a.m. EST, January 20, 2005	Contact: Claudia Baucus
(248) 813-2942

DELPHI CONTINUES TRANSFORMATION PROGRESS IN 2004
Non-GM business reaches record high 49 percent during quarter;
Company exceeds headcount reduction expectations;
26 percent growth in CY operating cash flow funding transformation activities;

     TROY, Mich. — Delphi Corp. (NYSE: DPH) today reported preliminary, unaudited fourth quarter and calendar year 2004 results. As detailed below, these results are preliminary and subject to change due to the ongoing investigation being conducted at the direction of the audit committee of the company’s Board of Directors.

     “During these challenging times for the automotive industry, Delphi has remained focused on the actions needed to advance its transformation — and 2004 showed significant progress,” said J.T. Battenberg III, Delphi’s chairman and CEO. “To that end, we were successful in our efforts to deliver on our long-term value drivers, evidenced by a 20 percent increase in non-GM revenues over 2003, and a reduction of 9,675 positions through our restructuring actions over the past 15 months. These results are proof that our transformation is progressing. Although our preliminary Q4 results are not satisfactory, due in part to short-term headwinds facing the industry, we recognize that the quarter was on the path to transform Delphi into a leaner, more profitable company and that we have continued moving forward on our key value drivers.”

     Delphi reported strong operating cash flow(1) of $495 million for the fourth quarter of 2004, bringing calendar year 2004 operating cash flow(2) to $1.5 billion. Delphi continued to aggressively implement revenue growth and cost reduction initiatives in support of its cash-generation strategy to fund the company’s transformation plans. Delphi grew its Q4 non-GM business to $3.4 billion, representing an increase of 14 percent year-over-year from Q4 2003.

Fourth Quarter 2004 Financial Highlights

     “In the fourth quarter, we recorded charges associated with our transformation activities — including a required asset impairment charge related to the recoverability of certain of Delphi’s U.S. legacy plant and employee cost structure, as well as a restructuring charge — ultimately resulting in a GAAP net loss of $102 million for the quarter,” said Alan S. Dawes, Delphi’s vice chairman and chief financial officer. “Excluding the impact of special items (detailed below), Delphi reported a net loss of $51 million, or $79 million of pre-tax loss.

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     “Despite weaker revenues, coupled with pressures from continued low global production volumes and the impact of high commodity prices, we were able to drive down cost and aggressively manage working capital in order to generate strong operating cash flow(1). These pressures will continue, so we must move faster at driving down costs and continue our focus on effective capital spending and working capital improvements.”

     Delphi’s Q4 2004 financial highlights include:

•	Revenue of $7.0 billion, down 3 percent year-over-year from Q4 2003.

•	Non-GM revenue of $3.4 billion, up 14 percent from $3.0 billion in Q4 2003. For the quarter, Delphi’s non-GM sales reached a record high of 49 percent.

•	Operating cash flow(1) of $495 million.

•	Q4 GAAP net loss of $102 million, or a loss of $0.18 per share, which includes the impact of a $15 million after-tax charge related to ongoing restructuring programs and a $265 million after-tax charge primarily related to the recoverability of Delphi’s U.S. legacy cost structure, offset by the benefit of $165 million from the release of tax accruals in the quarter primarily associated with the completion of tax audits related to pre-separation periods and reversal of $64 million of deferred tax valuation allowance on foreign tax credits resulting from a combination of tax law changes in October 2004 and tax regulation changes in late December 2004. Excluding these items, Q4 net loss was $51 million, or a loss of $0.09 per share.

Calendar Year 2004 Financial Highlights

     “During the first half of 2004, Delphi benefited from greater-than-expected U.S. hourly attrition, and strong non-GM and Asia Pacific growth, and achieved solid results,” Dawes said. “During the second half of the year, we experienced a more challenging U.S. volume environment, increased commodity price pressures as well as volume-related cost issues, and generated a loss. Our strong calendar year non-GM revenues could not offset the combined pressures experienced during the second half of 2004.”

     Delphi’s CY 2004 financial highlights include:

•	Revenue of $28.7 billion, up 2 percent from $28.1 billion in 2003.

•	Operating cash flow(2) of $1.5 billion, up 26 percent from $1.2 billion in CY 2003.

•	Non-GM revenue of $13.2 billion, up 20 percent from $11.1 billion in CY 2003. For the year, 46 percent of revenues came from customers other than GM.

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•	GAAP net loss for the year of $36 million, or a loss of $0.06 per share, which includes the impact of $169 million in restructuring-related charges arising from the implementation of plans announced in October 2003, $265 million primarily related to the recoverability of Delphi’s U.S. legacy cost structure, and the benefit of $241 million from the release of tax accruals and reversal of deferred tax valuation allowance. Excluding these items, CY 2004 net income was $157 million, or $0.28 per share.

Balance Sheet / Cash Flow Update

     During 2004, Delphi generated $1.5 billion of operating cash flow(2), which was used to fund various initiatives, including cash restructuring charges of $0.4 billion and pension contributions of $0.6 billion.

     In 2004, Delphi’s $600 million contribution to its U.S. pension funds was more than offset by a $700 million increase in Delphi’s U.S. pension liability due to the effects of the 50 basis point reduction of the pension discount rate to 5.75 percent at Dec. 31, 2004, from 6.25 percent at Dec. 31, 2003. These movements, taken together with pension accruals and other changes, including a 2004 return of approximately 13 percent on pension fund investments, resulted in Delphi’s U.S. under-funded status as of Dec. 31, 2004, rising to $4.3 billion, from $4.0 billion on Dec. 31, 2003.

     “Additionally, due to the impact of rising healthcare inflation in the U.S., we are raising our OPEB healthcare trend assumption for 2005 to 10 percent from 8.5 percent in 2004. Moreover, the continued low interest rate environment has driven a further reduction in the OPEB discount rate from 6.25 percent to 6 percent, based upon a Sept. 30 measurement date. These factors, combined with our annual accruals and the positive impact of the Medicare legislation, resulted in Delphi’s OPEB obligation being $9.6 billion at year-end, as compared to $8.5 billion at Dec. 31, 2003.”

Restructuring Update

     In 2004, Delphi continued to focus on its underperforming manufacturing sites through its Automotive Holdings Group (AHG) structure. In September 2004, Delphi completed the consolidation activities at its Automotive Holdings Group Flint West, Mich., manufacturing operation. In addition, manufacturing operations have ceased at Delphi’s Tuscaloosa, Alabama site and operations will completely wind down at the Olathe, Kansas and Anaheim, California sites over the next few weeks.

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               “With approximately 6,175 U.S. hourly reductions over a 15-month period, Delphi exceeded its targeted reduction of 5,000 U.S. hourly workers in connection with the restructuring program announced in October 2003. Additionally during this period, Delphi completed 500 U.S. salaried and 3,000 non-U.S. workforce reductions related to the same restructuring program,” Dawes added.

               As part of its 2005 restructuring initiatives, Delphi is continuing global actions designed to address under-performing operations and appropriately size the company’s global salary and hourly workforce by further reducing its workforce by 8,500 positions in 2005, as announced in Delphi’s 2005 outlook in December 2004. “We are steadfast in our efforts to match our attrition rate to these lower production levels and will continue to find ways to reduce our legacy cost structure,” Dawes said.

               In addition, effective Jan. 1, 2005, Delphi placed three additional manufacturing operations into the AHG to help address and resolve the competitiveness issues facing these sites and help stabilize Delphi’s U.S. manufacturing operations. They include sites at Laurel, Miss.; Kettering, Ohio; and Home Avenue/Vandalia, Ohio. These sites will go through Delphi’s fix, sell, or close analysis.

2004 Business Highlights

•	Adjacent markets — Within the satellite radio market, Delphi has shipped nearly 2 million Delphi XM SKYFi’s, Delphi XM Roady’s and Delphi XM MyFi’s to retail customers such as Best Buy, Circuit City, Crutchfield and Wal-Mart (nearly 4.5 million including vehicle manufacturers). Additionally, Delphi’s commercial vehicle market has also met with much success in 2004 as it expanded its reach into Asia Pacific and Europe. Commercial vehicle revenues in 2004 totaled $1.2 billion — up 32 percent from 2003. With Delphi Medical Systems, Delphi made seven announcements in 2004 related to new business wins and licensing agreements, demonstrating its ability to offer top-quality, precision technologies to the medical device market. This includes the acquisition of medical device manufacturer Peak Industries, Inc., for $44 million, which provides Delphi Medical Systems access to new customers in its target markets of dialysis, infusion, patient monitoring, and respiratory devices.

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•	Diesel — Sales of Delphi diesel common rail systems reached 3.5 million units in 2004, which includes half a million in Asia Pacific and 3 million units in Europe. Delphi is currently number two in the diesel common rail European market and diesel is an important part of the company’s overall growth in the region. Over the past two years, Delphi has booked $4.9 billion in new business, with over half coming from Asia Pacific. Delphi currently supplies diesel fuel injection equipment to several customers, including: Daewoo, Fiat, Ford, Hyundai, Isuzu, Kia, Mahindra & Mahindra, Maruti, Mitsubishi, Nissan, PSA Peugeot Citroën, SsangYong, Tata, and others.

•	Dynamit Nobel acquisition — Delphi acquired the intellectual property and substantially all the assets and certain liabilities of Dynamit Nobel AIS GmbH Automotive Ignition Systems, a key addition to its long-term occupant protection systems business strategy.

New Leadership Structure

               Earlier this month, Delphi announced the appointment of Rodney O’Neal as Delphi’s president, chief operating officer and member of the Board of Directors. David Wohleen was named a new vice chairman, responsible for Delphi’s commercial vehicle accounts, Delphi Medical Systems Corp., the company’s advanced research and development, as well as serving as the strategic champion for Delphi’s GM customer team.

               “These appointments will provide a sharper focus to Delphi’s operations under Rod and strengthen growth opportunities under Dave’s leadership,” Battenberg said.

               “With all three operating segments coming under one umbrella, our goal is to expand operational efficiencies across the entire company while at the same time implementing common and lean practices to further reduce Delphi’s cost structure,” said O’Neal.

Q1 2005 Outlook

               “Calendar year 2005 is presenting Delphi with a number of competitive challenges — revenue in North America, Asia, and Europe look to be volatile in the first half of the year,” Dawes said. “Commodities, troubled supplier situations and the unpredictability of attrition are making our ability to forecast our cost structure difficult on a quarterly basis. At the same time, our initiatives to offset these cost factors are gaining traction. We are working hard to get through these challenges, but it is more difficult for us to forecast how this will transpire on a quarterly basis.

               “Accordingly, we are modifying our quarterly guidance policy. We will be providing a range of possible revenue, gross margin, and annual effective tax rate outcomes.”

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               For the first quarter 2005, Delphi's recommended ranges are as follows:

•	Q1 revenues of $6.8 billion - $7.0 billion at USD/EUR 1.34; Non-GM revenues will likely exceed 50 percent of sales;

•	Q1 pro forma gross margin(3) of 6-7 percent, reflecting commodity, healthcare/pension and volume pressures, partially offset by cost initiatives;

•	Annual effective tax rate of 40-60 percent;

•	Q1 operating cash flow(4) is forecast between $50 million - $100 million.

Status of Internal Investigation

               The audit committee of the company’s Board of Directors is continuing its independent review of the accounting for system implementation services and transactions with other suppliers in which Delphi received or paid amounts in excess of $100,000 in the form of a rebate, credit, lump sum or similar payment, and to evaluate the appropriateness of the accounting treatment of these transactions. In addition, the audit committee’s investigation is reviewing the accounting treatment of transactions with indirect material commodity managers involving the sale by Delphi in 1999, 2000 and 2001, and subsequent purchase of inventory. Until the audit committee’s investigation is complete, Delphi’s unaudited financial results for Q4 and CY 2004 are preliminary in nature and subject to change.

               In particular, the results for Q4, CY 2004 and our projections for Q1 2005 included in this release, have not considered the impact of any adjustments that may be required with respect to those transactions and any other instances in which the audit committee’s investigation finds inappropriate accounting treatment. Until the investigation is concluded, it is possible that further adjustments may be required.

Additional information

               A briefing concerning Q4 earnings and sector results and CY 2004 results for news media representatives, institutional investors and security analysts will be held at 11:00 a.m. ET today. For the general public, the briefing will be simultaneously webcast from the Investor Relations page of www.delphi.com.

(1)	Operating cash flow of $0.5 billion for Q4 2004 represents GAAP cash flow from operations of $0.8 billion less capital expenditures of $0.3 billion, cash paid for employee, product line and related charges of less than $0.1 billion, and changes in the sale of accounts receivable and supplier financing programs of less than $0.1 billion.

(2)	Operating cash flow of $1.5 billion for CY 2004 and $1.2 billion for CY 2003 represents GAAP cash flow from operations of $1.5 billion and $0.7 billion, respectively less capital expenditures of $0.9 billion and $1.0 billion, respectively, plus pension contributions of $0.6 billion and $1.0 billion, respectively, plus cash paid for employee, product line and related charges and lump sum contract signing bonus of $0.4 billion and $0.4 billion, respectively, and changes in the sale of accounts receivable and supplier financing programs of $0.1 billion and $0.1 billion, respectively.

(3)	Pro forma gross margin of 6 to 7 percent is based on forecasted GAAP gross margin of approximately one-half of one percent lower than pro forma gross margin. The pro-forma gross margin excludes charges related to restructuring initiatives.

(4)	Forecast operating cash flow for Q1 2005 of $50 million - $100 million is based on forecast GAAP cash flow from operations of $700 million - $750 million. Operating cash flow is internally defined as GAAP cash flow from operations less capital expenditures, plus pension contributions and cash paid for employee, product line and related charges, and changes in the sale of accounts receivable and supplier financing programs.

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FORWARD LOOKING STATEMENTS
All statements contained or incorporated in this press release which address operating performance, events or developments that we expect or anticipate may occur in the future (including statements relating to future sales or earnings expectations, savings expected as a result of our global restructurings or other initiatives, portfolio restructuring plans, volume growth, awarded sales contracts and earnings per share expectations or statements expressing general optimism about future operating results) are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s current views and assumptions with respect to future events. Important factors, risks and uncertainties which may cause actual results to differ from those expressed in our forward-looking statements are discussed in detail in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2003 and our disclosures filed regarding the status of the ongoing internal investigation being conducted by the audit committee of the Company’s board of directors. In particular, the achievement of projected levels of revenue, earnings, cash flow and debt levels will depend on our ability to execute our portfolio and other global restructuring plans in a manner which satisfactorily addresses any resultant antitrust or labor issues and customer concerns, any contingent liabilities related to divestitures or integration costs associated with acquisitions, and other matters; the success of our efforts to diversify our customer base and still maintain existing GM business; the continued protection and exploitation of our intellectual property to develop new products and enter new markets; and our ability to capture expected benefits of our cost reduction initiatives so as to maintain flexibility to respond to adverse and cyclical changes in general economic conditions and in the automotive industry in each market we operate, including customer cost reduction initiatives, potential increases in warranty and raw material costs, pension contributions, healthcare costs, disruptions in the labor, commodities or transportation markets caused by terrorism or war and other changes in the political and regulatory environments where we do business. Delphi does not intend or assume any obligation to update any of these forward-looking statements.

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